EXHIBIT 10.20

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 23, 2021, is by and among Iron Out, Inc. d/b/a Summit Brands, a corporation organized and existing under the laws of the State of Indiana (“Buyer”), SLG Chemicals, Inc., a corporation organized and existing under the laws of the State of Colorado (“Seller”), and for the limited purposes stated herein, Scott’s Liquid Gold-Inc., a Colorado corporation (“SLG”).  Buyer and Seller shall be collectively referred to herein as the “Parties” and, each, individually, a “Party.”

RECITALS

A.Seller owns and operates the “dryel” product line, which includes dryer-activated cleaning cloths, reusable fabric protection bags, odor and wrinkle releaser, and stain pens (the “Business”).

B.Seller desires to sell, convey, transfer, assign and deliver to Buyer (or its designated Affiliates), and Buyer desires to (or to cause its designated Affiliates to) purchase and acquire from Seller, all of Seller’s right, title and interest in and to certain assets of Seller related to the Business, together with certain obligations and liabilities relating thereto, as more particularly set forth herein.

C.Concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, Seller will enter into a Transition Services Agreement with Buyer, as more particularly described herein.

D.In furtherance of the consummation of the transactions contemplated by this Agreement, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound hereby, agree as follows.

AGREEMENT

1.

PURCHASED ASSETS. At Closing and subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, under, and to all of the following assets, rights, claims, properties, contractual rights, goodwill, going concern value, and interests related to the Business, wherever situated, excluding the Excluded Assets (collectively, the “Purchased Assets”):

1.1.

Names.  All rights to the names “dryel”, together with any derivatives thereof and all logos, designs, phrases and other identifications of or relating to such names and the goodwill associated therewith.

1.2.	Intellectual Property. All Intellectual Property Rights owned by Seller and solely used in the Business as set forth on Schedule 1.2 (collectively, the “Intellectual Property Assets”).

1.3.

Assumed Contracts. All rights and interests to and under the Contracts, commitments, bids and other contract rights of such Seller existing on the Closing Date, related to or arising from the Business and set forth on Schedule 1.3 (collectively, the “Assumed Contracts”).

1.4.	Prepaid Expenses. All prepaid and security deposits related to the Business listed on Schedule 1.4, including with respect to the Purchased Assets.

1.5.

Records.  Originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets (collectively, the “Records”).

1.6.	Permits. All Permits held relating to and required for the operation of the Business set forth in Schedule 1.6.

1.7.

Inventory.  All inventory and rights therein (including all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories) (the “Inventory”), wherever located, related to the Business, other than Excluded Inventory (the “Purchased Inventory”).

1.8.	Goodwill. All rights in goodwill and the going concern value of the Business.

1.9.

Other Assets.  All other rights in intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) related to the Purchased Assets identified above.

2.

EXCLUDED ASSETS.  Notwithstanding anything to the contrary contained herein, the following assets of Seller shall not be part of the sale and purchase contemplated by this Agreement (collectively, the “Excluded Assets”).  The Excluded Assets are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing.

2.1.	Accounts Receivable. Accounts Receivable of Seller.

2.2.

Organizational Documents.  The corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller.

2.3.	Excluded Contracts. Contracts that are not included as Assumed Contracts (the “Excluded Contracts”).

2.4.

Excluded Inventory.  Inventory that is (i) damaged, (ii) obsolete, discontinued, outdated, dead or excess, including Inventory that is more than twelve (12) months old as of the Closing Date and/or (iii) not of useable or saleable quality or quantity in the ordinary course of business (collectively, the “Excluded Inventory”).  Excluded Inventory shall include, without limitation, such items of inventory set forth on Schedule 2.4.

2.5.	Cash and Cash Equivalents. All of Seller’s cash and cash equivalents on hand or in bank accounts and short term investments.

2.6.	Miscellaneous Assets. All other assets of Seller which are not used in or otherwise related primarily or exclusively to the Business.

3.	LIABILITIES.

3.1.

Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller arising after the Closing under the Purchased Assets (collectively, the “Assumed Liabilities”), and no other Liabilities: (a) all Liabilities in respect of the Purchased Assets to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any breach, default or violation by Seller on or prior to the Closing; and (b) those Liabilities of Seller set forth in Schedule 3.1.

3.2.

Excluded Liabilities. Notwithstanding the provisions of Section 3.1 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

3.2.1.

any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisors and others;

3.2.2.

any Liability for (a) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (b) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 8.3 (Taxes) of this Agreement; or (c) other Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law relating to the period prior to the Closing Date.

3.2.3.	any Liabilities relating to or arising out of the Excluded Assets;

3.2.4.

any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

3.2.5.

any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller to the extent such Liability or claims relates to the Business on or prior to the Closing Date;

3.2.6.	any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller to the extent related to the Business on or prior to the Closing Date;

3.2.7.

any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

3.2.8.	any accounts payable of Seller, other than the Assumed Liabilities;

3.2.9.

any Liabilities under the Excluded Contracts or any other Contracts, (a) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (b) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (c) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

3.2.10.	any Liabilities associated with indebtedness of Seller and/or the Business; and

3.2.11.	any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

4.

THIRD PARTY CONSENTS. To the extent that Seller’s rights under any Assumed Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained as of Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement agreed to by the parties designed to provide such benefits to Buyer.

5.	PURCHASE PRICE.

5.1.

Purchase Price. The Purchase Price shall be Four Million Eight Hundred Fifty Thousand and 00/100 Dollars ($4,850,000.00), plus the Inventory Purchase Price (collectively, the “Purchase Price”).  In consideration for the Purchased Assets and other rights of the Seller hereunder and the assumption of the Assumed Liabilities, at the Closing the Buyer shall pay to (or to the direction of) the Seller an amount equal to the sum of (the “Closing Amount”): (A) Four Million Eight Hundred Fifty Thousand and 00/100 Dollars ($4,850,000.00), less (B) Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Escrow Amount”).  Buyer shall deliver the Closing Amount to Seller by wire transfer of immediately available funds to an account designated by Seller in writing.

5.2.

Escrow Amount; Escrow Agreement.  At Closing, Buyer shall deliver the Escrow Amount by wire transfer of immediately available funds into an account designated by U.S. Bank National Association (the “Escrow Agent”).  The Escrow Amount shall be held for a twelve (12) month period after the Closing Date (the “Escrow Period”) and distributed to satisfy any and all post-Closing obligations of Seller as set forth in this Agreement and to satisfy any and all claims made by the Buyer or any other Buyer Indemnified Party (as defined below) against Seller pursuant to Section 9 (Indemnification).  The Parties agree that on the three-month, six-month and nine-month anniversary of the Closing Date, so long as there are no pending indemnification claims by Buyer the cumulative amount which would be in excess of the Escrow Amount remaining in the escrow account, the Parties shall execute joint written directions to the Escrow Agent authorizing the release of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) from the escrow account, subject to adjustment of such amount in accordance with Section 5(a) of the Escrow Agreement.  Upon the expiration of the Escrow Period, the balance of the Escrow Amount shall be released to Seller by the Escrow Agent.  The Escrow Amount shall be so held, distributed and released in accordance with the terms of the Escrow Agreement, which shall be executed by the Seller and the Buyer at Closing (the “Escrow Agreement”).

5.3.

Inventory Purchase Price.  As further consideration for Purchased Inventory, Buyer shall pay Seller the Inventory Purchase Price, which shall be determined in accordance the terms of this Section 5.3.  No later than thirty (30) days after the Closing Date, Buyer and Seller shall (a) take an inventory of all items of Purchased Inventory and (b) jointly prepare a schedule in substantially the form of Exhibit A (the “Inventory Statement”) setting forth all items of Purchased Inventory as of the Closing Date and for each such item of Purchased Inventory, (i) its description (including item number assigned thereto), (ii) quantities, (iii) value at the lower of cost or market price for each Purchased Inventory item as of the Closing Date, and (iv) the total value of the Purchased Inventory (as calculated pursuant to subsection (iii)) listed in the Inventory Statement (the “Inventory Purchase Price”).  Within five (5) Business Days after the determination of the Inventory Statement and corresponding Inventory Purchase Price,  Buyer shall pay to Seller the Inventory Purchase Price by wire transfer of immediately available funds to an account designated by Seller in writing.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or otherwise, Buyer will not purchase, acquire or otherwise assume and shall not be responsible to pay for any items of the Excluded Inventory.

5.4.

Purchase Price Allocation.  Seller and Buyer shall agree within thirty (30) days after the Closing Date on the allocation of the Purchase Price among the Purchased Assets and Assumed Liabilities and any other amounts required to be included in the determination of the Purchase Price for U.S. federal income tax purposes, and such allocation shall be prepared in accordance with Section 1060 of the Code and the requirements of IRS Form 8594.  The Parties shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the agreed allocation.  The Parties acknowledge that the Purchase Price subject to allocation may be different for each of the Parties (e.g., due to inclusion of differing amounts of transaction cost).

6.	CLOSING.

6.1.

Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date by means of an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in PDF or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the original copies.  The Closing will be deemed effective as of 12:01 a.m. U.S. Eastern time on the date after all of the conditions to Closing set forth in Sections 6.2 and 6.3 have been satisfied or waived (other than conditions which by their nature are to be satisfied at the Closing) (the “Closing Date”).

6.2.	Seller’s Closing Deliveries. At Closing, Seller shall deliver, or cause to be delivered, to Buyer each of the following, as applicable:

6.2.1.	the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

6.2.2.	the Escrow Agreement, duly executed by Seller;

6.2.3.

a bill of sale and assignment and assumption agreement (“Bill of Sale”), and other instruments of conveyance as may be necessary or appropriate to transfer to Buyer as of the Closing Date good and marketable title to all of the Purchased Assets and effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer;

6.2.4.

notices of assignment(s) of all right, title and interest of Seller in and to the Registered Intellectual Property Assets to Buyer, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”);

6.2.5.

a transition services agreement by and between Buyer and Seller, wherein Seller agrees to provide certain services that will allow Buyer to successfully and efficiently transfer the Business, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer (the “Transition Services Agreement”);

6.2.6.	a copy of a certificate of good standing of the Seller;

6.2.7.

a copy of all resolutions adopted by the board of directors (or other similar governing body) of the Seller, authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

6.2.8.	a certificate pursuant to Treasury Regulations Section 1-1445-2(b) that the Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by the Seller;

6.2.9.	evidence in form and substance reasonably satisfactory to Buyer that all third-party consents have been received and that no such consents have been revoked; and

6.2.10.	such other instruments as shall be reasonably requested by Buyer to carry out the transactions described herein.

6.3.	Buyer’s Closing Deliveries. At Closing, Buyer shall deliver, or cause to be delivered, to Seller:

6.3.1.	the Closing Amount;

6.3.2.	the Escrow Agreement, duly executed by Buyer;

6.3.3.	the Bill of Sale, duly executed by Buyer;

6.3.4.	the Intellectual Property Assignments, duly executed by Buyer;

6.3.5.	the Transition Services Agreement, duly executed by Buyer;

6.3.6.	a copy of a certificate of good standing of the Buyer;

6.3.7.

a copy of all resolutions adopted by the board of directors (or other similar governing body) of the Buyer, authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

6.3.8.	such other instruments as shall be reasonably requested by Seller to carry out the transactions described herein.

6.4.

Delivery of Escrow Amount.  At Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent, as more particularly described in Section 5.2 (Escrow Amount; Escrow Agreement) and the Escrow Agreement.

7.	Representations and Warranties.

7.1.

Seller’s Representations and Warranties.  Seller and SLG, jointly and severally, represent and warrant to the Buyer that, except as otherwise set forth in the disclosure schedules referred to in this Section 7.1 (the “Disclosure Schedules”), the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

7.1.1.

Execution and Effect of Agreement.  Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller.  This Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller and constitutes or, when executed by Seller, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

7.1.2.

Organization and Good Standing; Binding Obligation.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller has all requisite power, and the general power to own, lease, and operate the Purchased Assets and to carry on operations relating to the Business as now conducted, and to enter into this Agreement and the other Transaction Documents to which it is a party and perform all of its obligations hereunder and thereunder.  All action necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and other documents required to be executed, and delivered, by Seller hereunder and thereunder, and the performance of each of its obligations hereunder and thereunder, have been duly authorized and taken.

7.1.3.	Financial Data. Schedule 7.1.3(a) contains true and complete copies of the unaudited sales, gross margin, and contribution margin of the Business for the eleven (11) month period ended November 30, 2021 (collectively, the “Financial Data”).  The Financial Data has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Data is based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.  The Business does not have any Liabilities (absolute, accrued, contingent or otherwise) except as set forth on Schedule 7.1.3(b).  Since December 31, 2020, the Business has not incurred any Liabilities material to the Business taken as a whole, except (a) Liabilities incurred in the ordinary course of business and consistent with past practices and (b) Liabilities expressly disclosed on the Schedule 7.1.3(b).

7.1.4.

Material Adverse Effect.  Since December 31, 2020, (i) the operations and affairs of Seller and the Business have been conducted only in the ordinary course of business consistent with past practice, (ii) no Restricted Event has occurred, and (iii) there has been no change in the Business or the financial condition, properties or results of operations of the Business, which has had or could reasonably be expected to have a Material Adverse Effect.

7.1.5.

Product Warranties.  Seller has made and expressed certain warranties with respect to Products shipped or delivered by the Seller in the course of the Business and true and accurate copies of such warranties are set forth in Schedule 7.1.5. Seller further represents and warrants to Buyer that (a) each Product shipped or delivered by the Seller has been in conformity with all Product specifications, warranties (express and implied), and all applicable Laws, (b) Seller has no existing or pending Liability for replacement or repair of any such Products or other damages in connection therewith or any Product recalls, (c) neither Seller nor any of its Affiliates has sold any Products or delivered any services that included a warranty for a period of longer than one (1) year, (d) neither Seller nor any of its Affiliates has material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product in connection with the Business, (e) neither Seller nor any of its Affiliates has committed any act or failed to commit any act which would result in, and, to the Knowledge of Seller, there has been no occurrence which would give rise to or form the basis of, any Product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller or any of its Affiliates with respect to Products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of Seller in connection with the Business.

7.1.6.

Taxes.  All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

7.1.7.

Compliance with Law.  Seller is in compliance with all Laws applicable to the Business and/or the Purchased Assets. Neither Seller nor any of its Affiliates has received any written or other notice of or been charged with the violation of any Laws relating to the Business.  Neither Seller nor any of its Affiliates is under investigation with respect to the violation of any Laws applicable to the Business and, to the

Knowledge of Seller, there are no facts or circumstances which could form the basis for any such violation of such Laws applicable to the Business.

7.1.8.

Title to Purchased Assets.  Other than as set forth in Schedule 7.1.8(a), Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth on Schedule 7.1.8(b): the Purchased Assets constitute all of the material assets used in or held for use in operation of the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date;  none of the Excluded Assets are material to the Business; the Purchased Assets will allow Buyer to operate without interruption and in the ordinary course of business consistent with past practice, as it has been conducted by Seller and its Affiliates.

7.1.9.

Contracts.  None of Seller or, to Seller’s Knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract relating to the Business or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  There are no material disputes pending or threatened under any such Contract.

7.1.10.	Intellectual Property.

7.1.10.1.

Schedule 7.1.10.1 contains a complete and correct list of (a) each Intellectual Property Asset that is registered, issued or subject to a pending application for registration or issuance with a Governmental Authority (“Registered Intellectual Property Asset”), and (b) all material unregistered Intellectual Property Assets. Failure to list an item in Schedule 7.1.10.1 shall not mean that the omitted item is not a Registered Intellectual Property Asset or a material unregistered Intellectual Property Asset.

7.1.10.2.

The conduct of the Business, as now conducted or as conducted since July 1, 2020, including the use, sale, offering for sale, making, distribution, importation, exportation, licensing or sublicensing of the Products by Seller, does not and did not during such time period infringe upon or misappropriate any Intellectual Property Right of any other Person and since July 1, 2020 Seller has not received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation arising out of Seller’s operation of the Business (including any claim that the Seller must license or refrain from using all or any portion of the Intellectual Property Assets), except as otherwise set forth in Schedule 7.1.10.2.

7.1.10.3.

Since July 1, 2020, there has been no unauthorized use, infringement or misappropriation of any Intellectual Property Asset by any Person, including any employees and former employees, consultants, customers or suppliers of Seller.

7.1.10.4.	The Intellectual Property Assets consist solely of items and rights which are owned solely by Seller.

7.1.10.5.	Schedule 7.1.10.5 describes, with respect to each applicable Intellectual Property Asset, the current status of any pending applications, registrations and filings.

7.1.10.6.

All Registered Intellectual Property Assets that are registered or issued are valid, enforceable and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made. Except as set forth on Schedule 7.1.10.6, (a) Seller has made all filings required to vest ownership of all Registered Intellectual Property Assets in Seller, and (b) Seller has not granted any third party any right in or to, or license under, or any covenant or other agreement not to sue or enforce, with respect to any of the Intellectual Property Assets.

7.1.10.7.

With respect to each Intellectual Property Asset, (a) Seller possesses all right, title and interest in and to such Intellectual Property Asset, free and clear of all Encumbrances other than Permitted Encumbrances; (b) such Intellectual Property Asset is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting Seller’s use or ownership of or the validity or enforceability of such Intellectual Property Asset; and (c) no Action is pending or, to the Knowledge of Seller, is threatened that challenges the use, validity, enforceability or Seller’s ownership of such Intellectual Property Asset.

7.1.10.8.

Seller has used commercially reasonable efforts to prevent unauthorized disclosure of each Intellectual Property Asset that Seller currently uses in the operation of the Business and that derives its value from being kept in confidence.

7.1.10.9.	Each Intellectual Property Asset will be owned and available for use by Buyer on identical terms and conditions immediately after the Closing.

7.1.10.10.

All Products and primary packaging materials used by Seller in the Business, and packaging of the Products, comply in all material respects with applicable Laws relating to the marking and identification of Intellectual Property Rights.  Other than de minis failure to mark, (a) all Products covered by one or more patents included within the Registered Intellectual Property Assets have been marked with the appropriate patent number or numbers in accordance with 35 U.S.C. § 287, and (b) all Products and primary packaging materials used by Seller in the Business and packaging of the Products that utilize any registered trademark included within the Registered Intellectual Property Assets have been marked with the ® designation in accordance with 15 U.S.C. § 1111.

7.1.11.

Inventory.  All Purchased Inventory of the Business, including finished products, regardless of location, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business.  Seller does not own raw materials or work-in-process inventory.  All Purchased Inventory has been, or shall be at Closing, valued by the Parties at the lesser of cost value or market value. Purchased Inventory now on hand was purchased in the ordinary course of business of Seller at cost value at the time of purchase. Seller has managed Purchased Inventory levels in the ordinary course of business and in a manner consistent with past practices.  The quantities of each item of Purchased Inventory are not excessive, but are reasonable in the present circumstances of Seller.  All Purchased Inventory is owned by Seller free and clear of all Encumbrances, and no item of Purchased Inventory is held on a consignment basis, except as set forth on Schedule 7.1.11(a).  The location(s) of all Purchased Inventory are listed in Schedule 7.1.11(a).  Schedule 7.1.11(b) sets forth, as of the Closing Date, an inventory of all items of Purchased Inventory, including (i) a description (including item number assigned thereto), (ii) quantities, (iii) value at the lower of cost or market price for each Purchased Inventory item as of the Closing Date, and (iv) the total value of the Purchased Inventory (as calculated pursuant to subsection (iii)).

7.1.12.

No Conflicts; Consent.  The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, by Seller: (a) will not violate in any material respect any Law or Governmental Order to which Seller is a party or to which Seller, the Business or the Purchased Assets are bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any Assumed Contract to which Seller is a party or to which the Business or any Purchased Asset is bound or subject; and (b) will not constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any Purchased Asset.  Except as set forth in Schedule 7.1.12, no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of Seller is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

7.1.13.

Litigation.  There is no Action pending or to Seller’s Knowledge threatened against or involving the Business or any of the Purchased Assets.  Seller is not in violation of any Governmental Order with respect to the Business. With respect to the Business and the Purchased Assets, neither Seller nor any Affiliate thereof is engaged in any Action to recover monies due it or for damages sustained by it.  There are no Actions pending or to Seller’s Knowledge threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

7.1.14.

Certain Payments.  Neither Seller nor, to the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Business; (ii) to pay for favorable treatment for business secured by Seller or any Affiliate thereof; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller or any Affiliate thereof; or (iv) in violation of any Law; or (b) established or maintained any fund or asset with respect to the Business that has not been recorded in the books and records of the Seller.

7.1.15.	Customer and Suppliers.

7.1.15.1.

Schedule 7.1.15.1 contains a complete and accurate list of all of Seller’s suppliers and customers comprising 90% of the revenue of the Business. Seller has not received notice that any such supplier or customer (i) plans to discontinue doing business with Seller or, after the Closing, Buyer, (ii) plans to reduce the level of business done with Seller or, after the Closing, Buyer, (iii) will not do business with Buyer on substantially the same terms, conditions and amounts subsequent to the Closing Date as supplier or customer (as the case may be) did with Seller since July 1, 2020; or (iv) is having supply chain issues, including problems associated with material scarcity, increased freight costs, or port congestion.  All of the Seller’s relationships with its suppliers and customers (a) are described in written Contracts, copies of which have been provided to the Buyer; (b) have not been orally modified; and (c) require no performance by Seller beyond the written terms thereof.

7.1.15.2.

Schedule 7.1.15.2 sets forth with respect to the Business (i) each customer who has paid an aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $25,000 for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

7.1.15.3.

Schedule 7.1.15.3 sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Suppliers during such period.  Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

7.1.16.

Insurance.  Schedule 7.1.16 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history of Seller for the prior three years.  There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies are (a) in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  True and complete copies of the Insurance Policies have been made available to Buyer.

7.1.17.

Brokers.  Neither Seller nor any Person acting on behalf of Seller has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document, other than payments for which Buyer will not be liable.

7.2.

Buyer’s Representations and Warranties.  Buyer hereby represents and warrants to the Seller that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

7.2.1.

Organization and Good Standing; Binding Obligation.  Buyer is an Indiana corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana of the United States of America.  All corporate action necessary to authorize the execution and delivery of this Agreement by Buyer and the other Transaction Documents to which Buyer is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized and taken.

7.2.2.

No Conflicts; Consent.  The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, by Buyer: (a) will not violate in any material respect any Law or Governmental Order to which Buyer is a party or to which Buyer is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any material contract to which Buyer is a party or to which the Buyer’s business is bound or subject; and (b) will not constitute a default in any material respect thereunder.

7.2.3.

Brokers.  Except for True North Strategic Advisors, LLC, neither Buyer nor any Person acting on behalf of Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document.

8.	COVENANTS.

8.1.

Expenses.  Except as otherwise specifically provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

8.2.

Use of Intellectual Property.  Following the Closing, Seller and its Affiliates shall not challenge the validity or enforceability of the Intellectual Property Assets or the exclusive ownership of any of the Intellectual Property Assets by Buyer or its Affiliates or successors or assigns, provided, however, that Seller may (a) use the Intellection Property Assets on a transitional basis solely as needed to perform the Services as provided in the Transition Services Agreement; and (b) assert and defend its right to make such use of the Intellectual Property Assets.

8.3.

Taxes.  Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data regarding the Business which relates to Taxes, prior Tax Returns or filings and other information as may be reasonably required for the preparation by Buyer or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyer or Seller and any audit or other examination by any taxing authority or administrative Action relating to liability for Taxes. Buyer and Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to the Business and which relate to Tax periods or portions thereof ending prior to or on the Closing Date for the amount of time required by applicable Law.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally by the parties and paid or reimbursed, as applicable by each party when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

8.4.

Bulk Sales.  Buyer and Seller hereby agree to waive compliance with the provisions of any bulk sales, bulk transfer or similar legislation in the jurisdictions in which any of the Purchased Assets are located. Seller shall, after Closing, pay its creditors as its debts to them become due and take all action necessary to prevent any such creditor from asserting any claim against Buyer or the Purchased Assets or under any such legislation for relief provided therein as a result of such non-compliance.

8.5.	Covenants against Unfair Competition.

8.5.1.

Seller recognizes that it has been instrumental in the success of the Business and in establishing and maintaining its respective customer and supplier relationships for the Business as well as having had access to, acquiring and assisting in developing Confidential Information of and relating to the Business, all of which are critical to the Business.  Seller further acknowledges and agrees that such information is and will continue to be of significant value to Buyer and that any use other than by Buyer after the Closing could cause substantial loss to Buyer and thereby to the investment Buyer is making in the Purchased Assets and the Business.

8.5.2.

Seller accordingly agrees that, without the express prior written consent of Buyer, for a period of five (5) years after the Closing Date in the case of Section 8.5.2.1 and for a period of two (2) years after the Closing Date in the case of Sections 8.5.2.2 and 8.5.2.3 (the “Restrictive Period”):

8.5.2.1.

Seller will not and will cause its respective directors, officers, employees and Affiliates not to directly or indirectly (including through their respective Affiliates or Representatives) engage in or conduct any business which directly or indirectly competes or interferes with the Business as the Business is conducted as of and after the Closing Date during the Restrictive Period throughout the territory of North America; provided that Seller may, in cooperation with Buyer, at Buyer’s request, participate in the Walmart laundry line review, currently scheduled for January 2022, with any reasonable out-of-pocket expenses incurred by Seller in connection therewith to be promptly reimbursed by Buyer.

8.5.2.2.

Seller will not and will cause its respective directors, officers, employees and Affiliates not to directly or indirectly (including through their respective Affiliates or Representatives) (a) interfere with, solicit, or accept for itself or for any Person, other than Buyer or its Affiliates, any of the Former Customers and Existing Customers of the Business as the Business is conducted as of and after the Closing Date, other than with respect to Seller’s business in the ordinary course that does not include the Business and does not conflict with or compete with the Business, and (b) induce, solicit or otherwise encourage any such past or present customer of the Business to purchase products that are the same or substantially similar to the products of the Business as the Business is conducted as of and after the Closing Date, including the Products, from Persons operating businesses, or preparing to operate businesses, competitive with the Business as the Business is conducted as of and after the Closing Date.

8.5.2.3.

Seller will not and will cause its respective directors, officers, employees and Affiliates not to directly or indirectly (including through their respective Affiliates or Representatives) interfere with, attempt to interfere with or disparage Buyer’s or its Affiliates’ relationship with any customer, vendor, contractor, supplier, employee, owner-operator or consultant (or the terms relating to such relationships) of the Business as the Business is conducted as of and after the Closing Date.

8.5.3.

For a period of one year after the Closing, Seller will not and will cause its respective directors, officers, employees and Affiliates not to solicit to employ any employees of the Business (as of and after the Closing Date) or otherwise engage any such individual. The term “solicit to employ” does not include (i) using general solicitations of employment, such as general advertisements, not specifically directed toward employees of the Buyer.

8.5.4.

From and after the Closing, Seller shall, and shall cause each of its respective Affiliates and Representatives to (a) treat all Confidential Information of or relating to Business, the Purchased Assets, the Buyer, and/or its Affiliates (whenever and however acquired) strictly confidential; (b) not disclose such Confidential Information or permit it to be disclosed, in whole or part, to any Person without the prior written consent of Buyer; and (c) not use any such Confidential Information for any purpose except as permitted by this Agreement. Seller shall notify Buyer immediately in the event Seller becomes aware of any loss or disclosure of any Confidential Information of or relating to Business, the Purchased Assets, the Buyer or its Affiliates (whenever and however acquired). Confidential Information subject to this Section 8.5.4 shall not include information that is or becomes generally available to the public other than through the Seller’s breach of this Agreement; or is communicated to Seller by a Person that had no confidentiality obligations with respect to such information. Nothing herein shall be construed to prevent disclosure of Confidential Information of or relating to Business as may be required by applicable Law, or pursuant to the valid order of a court of competent jurisdiction or an authorized governmental agency, provided that the disclosure does not exceed the extent of disclosure required by such Law or order. Seller agrees to provide written notice of any such order to an authorized officer of Buyer within five (5) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit Buyer to contest the order or seek confidentiality protections, as determined in Buyer’s sole discretion.

8.5.5.

Seller acknowledges that (a) the Business is international in scope; (b) the Business is marketed in North American and that Buyer contemplates potential distribution throughout North America; (c) the Business competes with other businesses that are or could be located in any part of North America; (d) Buyer has required that the Seller make the covenants set forth in this Section 8.5 as a condition to Buyer’s purchase of the Purchased Assets and assumption of Assumed Liabilities; (e) the provisions of this Section 8.5 are reasonable and necessary to protect and preserve Buyer’s interests in and right to the ownership and operation of the Business after the Closing; and (f) Buyer would be irreparably damaged if Seller were to breach the covenants set forth in this Section 8.5.

8.5.6.

Seller further acknowledges and agrees that damages cannot adequately compensate the Buyer in the event of any of Seller’s breach of any of the covenants contained in this Section 8.5.  Accordingly, Seller agrees that in the event of a breach of any such covenants, Buyer shall be entitled to seek injunctive relief against the breaching Seller, without bond (unless required by Law) in addition to such other relief as may be available at law or in equity.

8.5.7.

The restrictive covenants contained in this Section 8.5 shall be construed as agreements which are independent of the other provisions of this Agreement, and the existence of any claim or cause of action of Seller against Buyer, of whatever nature, shall not constitute a defense to Buyer’s enforcement of such restrictive covenants.  To the extent any of such restrictive covenants are deemed unenforceable by virtue of their scope in terms of geographical area or length of time, but may be enforceable by limiting the scope thereof, Seller agrees that the same shall be enforceable to the fullest extent permissible under the Laws and public policies of the jurisdiction(s) in which enforcement is sought, and the Parties hereby authorize any court or forum of competent jurisdiction to modify or reduce the scope of the restrictive covenants to the minimum extent necessary to make such restrictive covenants enforceable.

8.6.

Consents.  Seller shall use its best efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices required to consummate, or in connection with, the transactions contemplated by this Agreement.  All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Buyer, and executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

8.7.

Refunds and Remittances.  After the Closing, if either Party or any of its Affiliates receives any refund, payment, or other amount or asset which is properly due and owing to the other Party in accordance with this Agreement or any other Transaction Document, or related to claims or other matters for which the other Party is responsible under any Transaction Document, such Party shall promptly notify the other Party thereof and shall promptly remit (or shall cause to be promptly remitted) such refund, payment or other amount or asset to such Party in accordance with its instructions. In furtherance of the foregoing, from and after the Closing, each Party shall furnish the other Party with such financial and other data and information related to such Party’s assets and receivables as the other Party may reasonably request from time to time to the extent necessary to verify compliance with this Section 8.7.

8.8.

Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

8.9.

Further Assurances.  Seller and Buyer shall each deliver or cause to be delivered to the other on the Closing Date such instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and shall take or cause to be taken all actions necessary or appropriate to consummate the transactions contemplated hereby. At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Seller’s expense and without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order (a) more effectively to transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Purchased Assets, (b) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto, or (c) to otherwise carry out the intents and purposes of this Agreement.

9.	INDEMNIFICATION

9.1.

Indemnification by Seller and SLG.  Subject to the survival periods set forth in Section 9.4 (Survival), Seller and SLG, jointly and severally, agree to defend, indemnify and hold Buyer and its Affiliates and their respective officers, directors, shareholders, owners, Representatives and lenders (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, liabilities, damages, obligations, Actions, demands, penalties, interest, costs and expenses (including any and all attorneys’ fees and expenses relating thereto, including costs of investigation and litigation incurred by the indemnified party to the extent such party is the prevailing party in making or defending such claim for indemnity) (collectively, the “Losses”) arising out of or in connection with (a) any breach of a representation or warranty made by Seller or SLG in this Agreement, or in any Schedule, Exhibit or other document or instrument attached hereto or delivered by Seller in connection with this Agreement, including the Transaction Documents; (b) any breach of a covenant, agreement or undertaking of Seller or SLG in this Agreement or in any Schedule, Exhibit or other document or instrument attached hereto or delivered by Seller in connection with this Agreement; (c) any Excluded Assets or Excluded Liability, including any claims arising for injuries or death to persons or damage to property arising or claimed to arise from products shipped or delivered by Seller prior to and on the Closing Date and any claims made against Buyer relating to matters occurring on or before the Closing Date and relating to, or involving, the conduct by Seller of the Business herein sold; (d) without limiting the generality of the foregoing, any claims made by any third party claiming to be the holder of an Encumbrance (excepting only the Permitted Encumbrances) against any of the Purchased Assets; and (e) any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.  Any indemnification claim pursuant to this Section 9.1 shall first be satisfied from the Escrow Amount in accordance with Section 5.2 (Escrow Amount; Escrow Agreement) and the Escrow Agreement.

9.2.

Indemnification by Buyer.  Subject to the survival periods set forth in Section 9.4 (Survival), Buyer hereby agrees to defend, indemnify and hold Seller harmless from and against any and all Losses, arising out of or in connection with (a) any breach of a representation or warranty made by Buyer in this Agreement, or in any Exhibit or other document or instrument attached hereto or delivered by Buyer in connection with this Agreement; (b) any breach of a covenant, agreement or undertaking of Buyer in this Agreement or in any Exhibit or other document or instrument attached hereto or delivered by Buyer in connection with this Agreement, including the Transaction Documents, (c) any claims arising for injuries or death to persons or damage to property arising or claimed to arise from products shipped or delivered by Buyer after the Closing Date, subject to Section 3.2 (Excluded Liabilities); and (d) any claims made against Seller relating to matters occurring after the Closing Date and relating to, or involving, the conduct by Buyer of the Business herein sold, except for such claims for which Seller is required to indemnify any Buyer Indemnified Party pursuant hereto.

9.3.

Notices; Defense or Prosecution of Claims.  Upon becoming aware of any claim and upon having reason to believe in the possible existence of any claim entitling a Party to indemnification hereunder, the Party claiming indemnification (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) prompt written notice of such claim setting forth in such notice all essential facts then known to the Indemnified Party in connection therewith; provided, however, that failure to give such prompt notice or specify all known facts shall not absolve the Indemnifying Party from its liabilities under this Section. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, unless (i) such claim seeks an order, injunction or other equitable relief against the Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim.  After any assumption of the defense or prosecution of any claim by the Indemnifying Party, it shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution.  In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend at such proceedings as may be reasonably requested in connection herewith.  The Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof.

9.4.

Survival.  (a) The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of 18 months following the Closing Date, except that (i) claims related to fraud or willful misconduct and claims arising from or pertaining to the Excluded Liabilities shall survive indefinitely; (ii) claims arising from the breach of representations and warranties contained in Sections 7.1.1, 7.1.2, 7.1.8, 7.1.17 and 7.2 shall survive for the applicable statute of limitations; (iii) claims arising from the breach of representations and warranties contained in Section 7.1.10 shall survive for a period of three (3) years; and (iv) claims arising from the breach of representations and warranties contained in Section 7.1.6 shall survive for the full period of all applicable statutes of limitations plus 60 days; and (b) covenants and agreements made by the Parties in this Agreement shall survive for the period provided in such covenants and agreements, if any, or until fully performed; provided, however, that any obligations under Section 9.1 and Section 9.2 shall not terminate with respect to any losses, liabilities, damages, obligations, Actions, demands, penalties, interest, cost and expenses, including reasonable legal fees and expenses relating thereto, as to which the Indemnified Party shall have given notice to the Indemnifying Party in accordance with Section 9.3 before the termination of the applicable survival period.

9.5.

Limitations.  Notwithstanding anything herein to the contrary, the maximum amount subject to indemnification under this Section shall not exceed $1,000,000, other than with respect to any breach of any representation or warranty in Sections 7.1.1, 7.1.2, 7.1.6, 7.1.8, and 7.1.17, which amount subject to indemnification shall not exceed the Purchase Price.  Further, Buyer shall not make a claim hereunder until such claim or claims in the aggregate exceed $20,000 (“Basket”), in which event Seller and/or SLG shall be liable for all such losses from the first dollar; provided, however, the Basket shall not apply with respect to losses based upon, arising out of, with respect to or by reason of any breach of any representation or warranty in Sections 7.1.1, 7.1.2, 7.1.6, 7.1.8, and 7.1.17.  No Party shall have liability under this Agreement to the extent that such liability resulted from the willful misconduct or gross negligence of the other Party hereto. Each Party hereto shall take and shall cause to be taken steps reasonably necessary to mitigate any liability promptly after becoming aware of any event that could reasonably be expected to give rise to such liability.

10.	MISCELLANEOUS.

10.1.

Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.2.

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

10.3.

No Third Party Beneficiaries.  Except as provided in Section 9 (Indemnification), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.4.	Choice of Law; Submission to Jurisdiction; Waiver of Jury Trial.

10.4.1.

This Agreement shall be governed by and construed under and the rights of the Parties determined in accordance with the Laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware).

10.4.2.

Each of the Parties irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such Party at such Party’s address set forth herein, or by any other method provided or permitted under the Laws of the State of Delaware.

10.4.3.

To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

10.4.4.

Except as otherwise provided in this Agreement, any proceeding or litigation arising out of relating to this Agreement or any contemplated transaction hereunder shall be brought in the courts of the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or litigation, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding or litigation shall be heard and determined only in any such court, and agrees not to bring any proceeding or litigation arising out of or relating to this Agreement or any contemplated transaction hereunder in any other court.  Each Party acknowledges and agrees that this Section 10.4.4 constitutes a voluntary and bargained-for agreement between the Parties.

10.4.5.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.5.

Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):

If to Seller or SLG:	Scott’s Liquid Gold-Inc. 8400 E. Crescent Parkway, Suite 450 Greenwood Village, CO 80111 E-mail: darndt@slginc.com Attention: Chief Financial Officer

with a copy to:	Holland & Hart LLP 555 17th Street Denver, CO 80202 E-mail: abowler@hollandhart.com Attention: Amy L. Bowler
If to Buyer:	Iron Out, Inc. d/b/a Summit Brands 6714 Pointe Inverness Way, Suite 200 Fort Wayne, Indiana 46804 Facsimile: 260-483-2070 E-mail: jharter@summitbrands.com Attention: Joel E. Harter, CEO
with a copy to:	Carson LLP 301 W. Jefferson Blvd., Suite 200 Fort Wayne, Indiana 46802 Facsimile: 260-423-4329 E-mail: senk@carsonllp.com & gabrys@carsonllp.com Attention: Jeremy V. Senk & Janelle E. Gabrys

10.6.

Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, the other Transaction Documents, and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein.

10.7.

Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.8.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.9.

Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.10.

Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.11.

Non-disclosure.  This Agreement is confidential to the Parties and their Representatives, and is subject to that certain Mutual Confidentiality and Non-Solicitation Agreement dated September 23, 2021 entered into by and between Buyer and Seller on October 1, 2021 (the “Confidentiality Agreement”), which continues in full force and effect and shall continue in full force and effect after Closing.

10.12.

Attorneys’ Fees.  In the event of any action to enforce, interpret or construe this Agreement, in addition to any other relief to which it may be entitled at law or in equity, the prevailing party shall be entitled to its reasonable costs incurred, including attorneys’ fees and the costs of appeal, if any.

10.13.

Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.	DEFINITIONS. For purposes of this Agreement, terms capitalized herein shall be defined in accordance with the following definitions.

11.1.

“Accounts Receivable” shall mean all of Seller’s accounts, accounts receivable, notes and notes receivable related to the Business, including all rights of the Seller to payment for services rendered that are payable to the Seller, including any security held for the payment thereof, less any allowance for doubtful accounts.

11.2.

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

11.3.

“Affiliate” shall mean, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

11.4.	“Assumed Contracts” shall have the meaning set forth in Section 1.3.

11.5.	“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

11.6.	“Bill of Sale” shall have the meaning set forth in Section 6.2.3.

11.7.	“Business” shall have the meaning set forth in the Recitals.

11.8.	“Business Day” shall mean any day other than a Saturday, Sunday or holiday on which national banking associations in the State of Indiana are authorized or required to be closed.

11.9.	“Buyer” shall have the meaning set forth in the Preamble.

11.10.	“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.1.

11.11.	“Closing” shall have the meaning set forth in Section 6.1.

11.12.	“Closing Date” shall have the meaning set forth in Section 6.1.

11.13.

“Confidential Information” shall mean all non-public, confidential or proprietary information, whether in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including: (a) information concerning the past, present and future business affairs relating to the Business and/or the Purchased Assets, including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies of Seller, Buyer, and/or or their respective Affiliates, and/or or their respective customers, suppliers, and other third parties having relationship with the Business; (b) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential Intellectual Property Rights; (c) designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (d) Confidential Information of any third party included with, or incorporated in, any information used by Seller, Buyer, and/or or their respective Affiliates in the Business or in connection with the Purchased Assets; (e) other information that would reasonably be considered non-public, confidential or proprietary given the nature of the information and the Business; and (f) notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for Seller, Buyer and/or their respective Affiliates that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing.

11.14.	“Confidentiality Agreement” shall have the meaning set forth in Section 10.11.

11.15.

“Contracts” shall mean all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral relating to the Business.

11.16.	“Disclosure Schedules” shall have the meaning set forth in Section 7.1.

11.17.

“Encumbrance” shall mean any lien (including mechanics, warehousemen, laborers and landlords liens), charge, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind.

11.18.

“Environmental Claim” shall mean any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any hazardous materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any environmental Permit.

11.19.

“Environmental Law” shall mean any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

11.20.	“Escrow Agent” shall have the meaning set forth in Section 5.2.

11.21.	“Escrow Agreement” shall have the meaning set forth in Section 5.2.

11.22.	“Escrow Amount” shall have the meaning set forth in Section 5.2.

11.23.	“Escrow Period” shall have the meaning set forth in Section 5.2.

11.24.	“Excluded Assets” shall have the meaning set forth in Section 2.

11.25.	“Excluded Contracts” shall have the meaning set forth in Section 2.3.

11.26.	“Excluded Inventory” shall have the meaning set forth in Section 2.4.

11.27.	“Excluded Liabilities” shall have the meaning set forth in Section 3.2.

11.28.

“Existing Customer” shall mean any Person who is, as of the Closing Date, purchasing Products from Seller or any Person who purchases, from and after the Closing Date and during the Restrictive Period, from Buyer products relating to the Business, including the Products.

11.29.	“Financial Data” shall have the meaning set forth in Section 7.1.3.

11.30.	“Former Customer” shall mean any Person who is not an Existing Customer, but who had, within the 18-month period immediately preceding the Closing Date, purchased Products from Seller.

11.31.	“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

11.32.	“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, arbitrator (public or private)

or any public, private or industry regulatory authority, whether national, federal, state, local, foreign or otherwise.

11.33.	“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

11.34.	“Indemnified Party” shall have the meaning set forth in Section 9.3.

11.35.	“Indemnifying Party” shall have the meaning set forth in Section 9.3.

11.36.	“Insurance Policies” shall have the meaning set forth in Section 7.1.16.

11.37.	“Intellectual Property Assets” shall have the meaning set forth in Section 1.2.

11.38.	“Intellectual Property Assignments” shall have the meaning set forth in Section 6.2.4.

11.39.

“Intellectual Property Rights” shall mean intellectual property rights, including (a) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (b) trademarks, trade names and service marks, trade dress, logos, internet domain names, social media handles and accounts, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (c) copyrights (whether or not registered), moral rights in relation to all works of authorship, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (d) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including technical information; (e) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; (f) any and all other intangible proprietary property, information and materials; and (g) any Contracts granting any right relating to or under the foregoing.

11.40.	“Inventory” shall have the meaning set forth in Section 1.7.

11.41.	“Inventory Purchase Price” shall mean the Inventory Purchase Price pursuant to Section 5.3.

11.42.	“Inventory Statement” shall have the meaning set forth in Section 5.3.

11.43.	“Knowledge”, shall mean, with respect to Seller and SLG, the actual or constructive knowledge of any directors and officers of the Seller and SLG, after due inquiry.

11.44.	“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

11.45.

“Liability” shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, expense (including reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

11.46.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or is reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, or assets of the Business; (b) the use or value of the Purchased Assets or a material increase in the amount of Assumed Liabilities; or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis or perform its obligations under any of the Transaction Documents; provided that none of the following events, occurrences, facts, conditions or changes shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect:  (a) changes in general economic conditions, the securities markets generally or debt or financing markets generally, including changes in interest rates, exchange rates, lack of liquidity or trading volumes, (b) changes in general legal, tax, regulatory or political conditions, (c) changes in GAAP, (d) changes or effects that generally affect the industries in which the Seller operates, (e) changes in applicable law or the interpretation or enforcement thereof, (f) changes or effects resulting or arising from the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities or acts of violence or terrorism, (g) earthquakes, hurricanes, tsunamis, pandemics, epidemics, or other natural disasters, (h) changes or effects that arise out of or are attributable to the acts or omissions of, or circumstances affecting, Buyer or its Affiliates, (i) changes or effects that relate to any failure by the Seller to meet projections or forecasts for any period or (j) changes or effects resulting or arising from the negotiation, execution, public announcement or performance of this Agreement; provided, however, that the exceptions set forth in clauses (a) through (g) above shall apply only to such changes or effects that do not have a materially disproportionate impact on the Seller relative to other companies in the industry in which the Seller operates.

11.47.	“Material Customers” shall have the meaning set forth in Section 7.1.15.2.

11.48.	“Material Suppliers” shall have the meaning set forth in Section 7.1.15.3.

11.49.	“Names” shall have the meaning set forth in Section 1.1.

11.50.	“Party” and “Parties” shall have the meaning set forth in the Preamble.

11.51.

“Permits” shall mean all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

11.52.

“Permitted Encumbrances” shall mean: written outbound licenses of the Intellectual Property Assets entered into in the ordinary course of business with manufacturers and service providers, as disclosed on Schedule 11.52; liens arising under the Seller’s credit facilities, which will be released with respect to the Purchased Assets upon the Closing; liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings, which proceedings are disclosed on Schedule 11.52; and mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like liens arising or incurred in the ordinary course of business or by operation of Law and which are not material to the Purchased Assets, are not delinquent, and none of such liens will individually or in the aggregate impair the continued use and operation of the property to which they relate in the Business as presently conducted.

11.53.	“Person” shall mean, any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

11.54.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

11.55.	“Products” shall mean dryer-activated cleaning cloths, reusable fabric protection bags, odor and wrinkle releaser, and stain pens sold under the “dryel” product line.

11.56.	“Purchase Price” shall have the meaning set forth in Section 5.1.

11.57.	“Purchased Assets” shall have the same meaning set forth in Section 1.

11.58.	“Purchased Inventory” shall have the meaning set forth in Section 1.7.

11.59.	“Records” shall have the meaning set forth in Section 1.5.

11.60.	“Registered Intellectual Property Asset” shall have the meaning set forth in Section 7.1.10.1.

11.61.	“Representative” shall mean, as to a specified Person, any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

11.62.	“Restrictive Period” shall have the meaning set forth in Section 8.5.

11.63.

“Restricted Event” means, with respect to Seller’s operation of the Business: (a) entering into, terminating or receiving notice of termination of any Permit, license, royalty, noncompetition, joint venture, credit or other Contract or transaction that involves a total remaining commitment of more than $25,000; (b) selling, leasing, licensing or otherwise disposing of any material asset, or incurring or suffering any Encumbrance on any material property or asset; (c) canceling or waiving any claim or right, or writing down or writing off any accounts or notes receivable, in each case with a value in excess of $25,000; (d) changing any accounting method or principle; (e) failing to cause any uncontested liability or obligation in excess of $25,000 individually or in the aggregate to be paid or satisfied when the same becomes due; (f) incurring or suffering material damage to or destruction or loss of any of any material asset, whether or not covered by insurance; (g) failing to pay any supplier or other creditor in the ordinary course of business consistent with past practice for longer than 60 days; (i) licensing, selling or transferring any Intellectual Property Assets, other than Permitted Encumbrances; (j) entering into a Contract or making a binding commitment to do any of the foregoing; (k) terminating, or permitting the termination or expiration of any Permit; or (l) agreeing to or executing any settlement or compromise with any with any Governmental Authority or third Person.

11.64.	“Seller” shall have the meaning set forth in the Preamble.

11.65.	“SLG” shall have the meaning set forth in the Preamble.

11.66.

“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

11.67.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

11.68.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Transition Services Agreement and all other agreements, instruments and documents required to be delivered at Closing or in connection with the transactions contemplated by this Agreement.

11.69.	“Transition Services Agreement” shall have the meaning set forth in Section 6.2.5.

[Remainder of page intentionally left blank; Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

“SELLER”

SLG Chemicals, Inc.

/s/ Tisha Pedrazzini___________

Printed Name: Tisha Pedrazzini

Title: President

“BUYER”

Iron Out, Inc. d/b/a Summit Brands

/s/ Joel E Harter_

Printed Name: Joel E. Harter

Title: CEO

“SLG”

Scott’s Liquid Gold-Inc.

/s/ Tisha Pedrazzini

Printed Name: Tisha Pedrazzini

Title: President

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